Exhibit 21.1
Subsidiaries of Helix Energy Solutions Group, Inc.
As of December 31, 2008

Name of Subsidiary	Jurisdiction of Formation
Canyon Offshore, Inc.	Texas
Canyon Offshore Limited	Scotland
Canyon Offshore International Corp	Texas
Helix Energy Solutions BV	The Netherlands
Helix Energy Solutions (U.K.) Limited	Scotland
Helix Well Ops (U.K.) Limited	Scotland
Helix HR Services Limited	Scotland
Helix Offshore Crewing Services PTE. LTD	Singapore
Helix Energy Limited	Scotland
Helix RDS Limited	Scotland
Helix RDS Pty Limited	Australia
Helix Well Ops, Inc.	Texas
Energy Resource Technology GOM, Inc.	Delaware
CKB Petroleum, Inc.	Texas
CKB & Associates, Inc.	Texas
Box Brothers Realty Investments Company	Texas
CB Farms, Inc.	Texas
Box Resources, Inc.	Texas
Energy Resource Technology (U.K.) Limited	Scotland
Cal Dive I-Title XI, Inc.	Texas
Helix Vessel Holdings LLC	Delaware
Neptune Vessel Holdings LLC	Delaware
Vulcan Marine Holdings LLC	Delaware
Vulcan Marine Technology LLC	Delaware
Helix Offshore Ltd.	Cayman Islands
Helix Subsea Construction, Inc.	Delaware
Kommandor LLC (50% interest)	Delaware
Cal Dive International, Inc. (58.5% interest) *	Delaware
Helix Energy Services Pte. Limited.	Singapore
AGR-Helix Floating Production Limited (50%)	Cayman Islands
Well Ops SEA Pty Ltd (d/b/a Seatrac)	Australia
Helix Energy Services Pty Ltd	Australia
Helix Ingleside LLC	Delaware
Helix Shiraz Pty Ltd. (50%)	Australia
Helix Energy Services (Cyprus) Limited	Cyprus

* Does not include subsidiaries of Cal Dive International, Inc. that are disclosed in its Annual Report on Form 10-K for the year ended December 31, 2008.